Exhibit 99.1

Distribution and Retailing

[SUPERVALU Logo]
PO Box 990 Minneapolis, MN 55440 952 828 4000

News Release

FOR IMMEDIATE RELEASE

SUPERVALU REPORTS RECORD FIRST QUARTER RESULTS AND REAFFIRMS

EARNINGS PER SHARE GUIDANCE FOR FISCAL 2005 OF $2.75 TO $2.90

COMPANY RECORDS FIRST QUARTER NET GAIN FROM SALE OF MINORITY

INTEREST IN WINCO FOODS, INC.

MINNEAPOLIS - July 22, 2004 - SUPERVALU INC. (NYSE: SVU) today reported results for the first quarter of fiscal 2005, which ended June 19, 2004. The company reported net sales of $5.9 billion compared to $5.8 billion last year, net earnings of $149.4 million compared to $73.7 million last year, and diluted earnings per share of $1.09 compared to $0.55 last year. First quarter results included a net after-tax gain on the sale of the company’s minority interest in Winco Foods, Inc. (WinCo) of $68.3 million, or $0.50 diluted earnings per share. Also included in first quarter results is a $0.03 diluted earnings per share redemption premium charge associated with the May 2004 early retirement of $250 million of debt.

Jeff Noddle, SUPERVALU chairman and chief executive officer said, “We are pleased with our results during the first quarter, especially retail’s comparable store sales performance of 1.8 percent and the continued strength in distribution operating margins. Our earnings for the quarter achieved record levels even when the gain on WinCo is excluded. We are also reaffirming our earnings per share guidance for fiscal 2005. Our sound business strategies combined with SUPERVALU’s strong balance sheet and cash flow continue to support our growth initiatives in grocery retailing and the food logistics industry.”

Segment Results

Retail Food Segment - First quarter retail net sales were $3.1 billion, an increase of 5.9 percent compared to last year’s first quarter reflecting new-store growth and growth in comparable store sales. Comparable store sales growth for the quarter was 1.8 percent and was broad-based across the SUPERVALU retail network, including continued positive comparable store sales at Save-A-Lot. Comparable stores sales improvement reflected merchandising activity, remodels and modest product inflation. Total retail square footage, including licensed stores, increased by approximately 4.0 percent from last year’s first quarter.

New store activity since last year’s first quarter, including licensed stores, resulted in 71 net new stores, opened and acquired, including a net 69 Save-A-Lot combination stores (grocery and general merchandise) and a net two regional banner stores. Store activity does not include the 17 acquired Texas locations intended for conversion to Save-A-Lot licensed stores during the year. As of June 19, 2004, Save-A-Lot operated 1,239 stores, of which 322 stores were combination stores compared to 57 combination stores at the end of last year’s first quarter.

Reported retail operating earnings for the first quarter were $128.8 million compared to $123.6 million in last year’s first quarter, an increase of 4.2 percent. Reported operating earnings as a percent of sales were 4.1 percent compared to 4.2 percent in last year’s first quarter. Operating margins benefited from strong merchandising efforts that were more than offset by double-digit increases in employee related benefit costs and the absence of non-cash earnings from WinCo.

Food Distribution Segment - First quarter distribution net sales were $2.8 billion, a decrease of 3.4 percent compared to last year’s first quarter, reflecting last year’s asset exchange with C&S of the Fleming Midwest business for Supervalu’s New England operations, the exit of the Denver operation and normal customer attrition, which more than offset new business growth.

Reported distribution operating earnings for the first quarter were $62.9 million compared to $58.2 million in last year’s first quarter, an increase of 8.1 percent. Reported operating earnings as a percent of sales were 2.3 percent compared to 2.0 percent in last year’s first quarter. Operating results reflect the benefits of last year’s asset exchange and efficiency initiatives that more than offset continued increases in employee benefit related costs.

Outlook

SUPERVALU reaffirmed its earnings per share in the range of $2.75 to $2.90 for the fiscal year ending February 26, 2005. This range includes the $0.50 diluted earnings per share impact from the net after-tax gain on the sale of the company’s minority interest in WinCo and $0.03 diluted earnings per share impact from the early retirement of debt, both of which occurred in the first quarter.

Noddle added, “We remain committed to the rapid expansion of our Save-A-Lot extreme value combo format, the focus on local merchandising excellence across our regional retail banners and the delivery of best-in-class supply chain services across the grocery retail channel.”

SUPERVALU’s outlook for fiscal 2005 includes general business assumptions, including:

•	A moderately healthy economy, modest inflation, double-digit increases in employee-related costs including health and welfare and pension costs, and no work stoppages from strikes.

•	Comparable store sales, reflecting planned in-market store expansion, between one to two percent for the year.

•	SUPERVALU’s store development plans in fiscal 2005 for 110 to 140 new extreme value food combination stores, approximately 90 conversions to extreme value combination stores, eight to 10 new regional banner stores, and approximately 30 regional banner major remodels.

•	Annual distribution sales attrition is expected to be slightly above the historical range of two to four percent.

•	Fiscal 2005 total capital spending between $400 to $425 million, including approximately $60 million in capital leases.

Other Items

General corporate expense for the first quarter was $20.3 million compared to $18.8 million last year. Net interest expense during the first quarter was $42.3 million compared to $44.4 million last year. Included in this year’s first quarter net interest expense is a $5.7 million redemption premium for the early retirement of $250 million of public notes. SUPERVALU has reduced total debt balances by approximately $400 million in the past twelve months.

Cash on hand at the end of the first quarter was $416 million, up from $280 million at fiscal year end, reflecting strong cash flow, working capital management, timing of tax payments and lower than expected capital spending levels. The effective tax rate for first quarter was 37.2 percent.

Capital spending during the quarter was $62.2 million, including $8.8 million in capitalized leases, primarily funding retail store expansion, store remodeling, and technology enhancements.

Total debt to capital was 41.6 percent at the end of first quarter compared to 46.7 percent at fiscal 2004 year-end. The total debt to capital ratio is calculated as total debt, which includes notes payable, current debt and obligations under capital leases, long-term debt and obligations under capital leases, divided by the sum of total debt and total stockholders’ equity.

The accreted value of the company’s 4½ percent contingently convertible notes is $240 million at June 19, 2004. Under existing accounting rules, if SUPERVALU’s stock price reaches the convertible debentures’ conversion trigger price of $36.93 in the current quarter, the company would be required in the subsequent quarter to include an additional 7.8 million shares in its diluted shares outstanding calculation, along with an appropriate adjustment to earnings for the elimination of the related after-tax interest expense. Diluted weighted average shares outstanding in the quarter were 137.6 million shares. As of June 19, 2004, SUPERVALU had 136.0 million shares outstanding.

A conference call to review the first quarter results is scheduled for today at 9:00 a.m. (CDT). A live Web cast of the call will be available at www.supervalu.com. An archive of the call is accessible via telephone by dialing (630) 652-3018 with pass code 9375832 and through the company’s Web site at www.supervalu.com. The conference call archive will be available through August 5, 2004.

As of June 19, 2004 SUPERVALU’s retail store network consists of 1,498 stores in 39 states, including 1,239 Save-A-Lot extreme value stores - 275 owned Save-A-Lot stores, 832 licensed Save-A-Lot stores and 132 owned Deals stores; 259 regional banner stores including Cub Foods, Shop ‘n Save, Shoppers Food Warehouse, bigg’s, Farm Fresh, Scott’s Foods and Hornbacher’s stores. SUPERVALU serves as primary supplier to approximately 2,400 stores and SUPERVALU’s own regional banner store network of 259 stores, while serving as secondary supplier to approximately 600 stores.

SUPERVALU is one of the largest companies in the United States grocery channel. With annual revenues of more than $20 billion, SUPERVALU holds leading market share positions with its 1,498 retail grocery locations, including licensed Save-A-Lot locations. Through its Save-A-Lot format, the company holds the number one market position in the extreme value grocery retailing sector. In addition, through SUPERVALU’s geographically diverse distribution centers, the company provides distribution and related logistics support services across the nation’s grocery channel. SUPERVALU currently has approximately 55,600 employees.

The statements contained in this news release that are not historical fact are forward-looking statements and are made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Certain important factors could cause results to differ materially from those anticipated by such forward-looking statements, including the impact of competition, the nature and extent of the consolidation of the retail food and food distribution industries, the ability to attract and retain customers for the company’s food distribution operations and to control food distribution costs, the ability of the company to grow through acquisitions and assimilate the acquired entities, increases in employee benefit costs, potential work disruptions from labor disputes or national emergencies, the availability of favorable credit and trade terms, food price changes, general economic or political conditions that affect consumer buying habits generally or war-time activities, threats or general acts of terror directed at the food industry that affect consumer behavior, other risk factors inherent in the food distribution and retail businesses, and other factors discussed from time to time in reports filed by the company with the Securities and Exchange Commission.

INVESTORS:

Yolanda Scharton
952-828-4640
yolanda.scharton@supervalu.com

MEDIA:

Lynne High
952-828-4515
lynne.high@supervalu.com

SUPERVALU INC. and Subsidiaries

Consolidated Composition of Net Sales and Operating Earnings

The following table sets forth the composition of the company’s net sales and earnings.

(In thousands)

	First Quarter (16 weeks) ended (unaudited)

	June 19, 2004	June 14, 2003
Net sales
Retail Food	$3,130,196	$2,956,511
% of total	53.0%	50.7%
Food Distribution	2,780,453	2,879,776
% of total	47.0%	49.3%
Total net sales	$5,910,649	$5,836,287
	100.0%	100.0%
Earnings
Retail Food operating earnings	$128,797	$123,624
% of sales	4.1%	4.2%
Food Distribution operating earnings	62,899	58,174
% of sales	2.3%	2.0%

Subtotal	191,696	181,798
% of sales	3.2%	3.1%
General corporate expense	(20,335)	(18,797)
Gain on sale of WinCo Foods, Inc.	109,238	—
Restructure and other charges	(279)	(1,171)

Total operating earnings	280,320	161,830
% of sales	4.7%	2.8%
Interest expense	(48,451)	(49,575)
Interest income	6,159	5,147

Earnings before income taxes	238,028	117,402
Income tax expense	(88,617)	(43,732)

Net earnings	$149,411	$73,670

NOTE 1:
Pretax LIFO expense	$1,800	$783
NOTE 2:
Pretax depreciation and amortization
Retail Food Segment	$59,025	$54,633
Food Distribution Segment	33,594	33,687
General Corporate	376	520

Total Company	$92,995	$88,840

CONSOLIDATED STATEMENTS OF EARNINGS

SUPERVALU INC. and Subsidiaries

(In thousands, except per share data)

	First Quarter (16 weeks) ended (unaudited)
	June 19, 2004	% of sales	June 14, 2003	% of sales
Net sales	$5,910,649		$5,836,287
Costs and expenses:

Cost of sales	5,065,612	85.7%	5,035,541	86.3%
Selling and administrative expenses	673,676	11.4%	637,745	10.9%
Gain on sale WinCo Foods, Inc.	109,238	1.8%	—	—
Restructure and other charges	279	0.0%	1,171	0.0%
Interest
Interest expense	48,451	0.8%	49,575	0.8%
Interest income	6,159	0.1%	5,147	0.1%

Interest expense, net	42,292	0.7%	44,428	0.7%

Total costs and expenses	5,672,621	96.0%	5,718,885	98.0%

Earnings before income taxes	238,028	4.0%	117,402	2.1%

Income tax expense	88,617	1.5%	43,732	0.8%

Net earnings	$149,411	2.5%	$73,670	1.3%

Net earnings per common share - diluted	$1.09		$0.55

Net earnings per common share - basic	$1.10		$0.55
Weighted average number of common shares outstanding
Diluted	137,559		134,118
Basic	135,244		133,719

Dividends declared per common share	$0.1450		$0.1425

CONDENSED CONSOLIDATED BALANCE SHEETS

SUPERVALU INC. and Subsidiaries

(In thousands)

	First Quarter (unaudited)	Fiscal Year End
	June 19, 2004	February 28, 2004
Assets
Current Assets
Cash and cash equivalents	$428,560	$291,956
Receivables, net	458,842	447,872
Inventories, net	1,049,711	1,078,343
Other current assets	95,173	218,996

Total current assets	2,032,286	2,037,167

Long-term receivables, net	119,667	129,729
Property, plant and equipment, net	2,106,096	2,134,436

Other Assets
Goodwill	1,557,057	1,557,057
Other	259,675	294,624

Total assets	$6,074,781	$6,153,013

Liabilities and Stockholders’ Equity
Current Liabilities
Accounts payable	1,169,363	1,118,114
Current debt and obligations under capital leases	74,932	305,944
Other current liabilities	452,536	459,047

Total current liabilities	1,696,831	1,883,105

Long-term debt and obligations under capital leases	1,611,935	1,633,721
Other liabilities and deferred income taxes	399,399	426,613

Total stockholders’ equity	2,366,616	2,209,574

Total liabilities and stockholders’ equity	$6,074,781	$6,153,013